                   [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]

                                November 3, 2000



Forcenergy Inc
3838 North Causeway Boulevard
Lakeway Three, Suite 2300
Metairie, Louisiana 70002


Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Forest Acquisition I Corporation, a Delaware corporation ("Sub") and a direct wholly-owned subsidiary of Forest Oil Corporation, a New York corporation ("Parent") with and into Forcenergy Inc, a Delaware corporation (the "Company") and the merger of the Company into Parent (the "Upstream Merger," and together with the Merger, "the Acquisition").

     In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger, dated as of July 10, 2000, by and among Parent, Sub and the Company and the Amendment No. 1 thereto dated as of October 16, 2000 (together, the "Merger Agreement"), the Joint Proxy Statement filed with the Securities and Exchange Commission (the "SEC") on July 31, 2000 and amended on September 15, 2000, October 16, 2000 and November 3, 2000 (the "Joint Proxy Statement"), and the Registration Statement on Form S-4, as filed by Parent with the SEC on November 3, 2000, in which the Joint Proxy Statement is included as a prospectus (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of Parent, Sub and the Company. Any capitalized terms used but not defined herein have the meaning given to such term in the Merger Agreement.

     Our opinion set forth below assumes (1) the accuracy as of the Effective Time of the statements and facts concerning the Merger and the Upstream Merger set forth in the Merger Agreement, the Joint Proxy Statement and the Registration Statement, (2) that the Merger and the Upstream Merger are consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Joint Proxy Statement and the Registration Statement, (3) the accuracy as of the Effective Time of (i) the representations made to us by Parent and Sub, which are set forth in the certificate, dated November 3, 2000, delivered to us by Parent and Sub, (ii) the representations made to us by the Company, which are set forth in the certificate, dated November 3, 2000, delivered to us by the Company and (iii) the representations made to us by certain stockholders of the Company, which are set forth in certificates, dated

November 3, 2000, delivered to us by such stockholders, (4) that any representations made in such certificates "to the best of the knowledge of" or of like import are accurate without such qualification and (5) no change in law applicable to the Acquisition from the date hereof through the Effective Time.

     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth above, we are of the opinion that for federal income tax purposes:

     1.   The Acquisition constitutes a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     2. No gain or loss will be recognized by Parent, Sub or the Company as a result of the Acquisition.

     3. No gain or loss will be recognized by stockholders of the Company on the receipt, pursuant to the Merger, of Parent Common Stock in exchange for their Company Common Stock or Company Preferred Stock (except in respect of cash received in lieu of fractional shares of Parent Common Stock).

     We express no opinion concerning any tax consequences of the Acquisition other than those specifically set forth herein.

     Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in the applicable laws or facts and circumstances surrounding the Acquisition or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

     We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement and to the references to this firm under the headings "The Forcenergy Merger - Certain Federal Income Tax Consequences of the Forcenergy Merger" and "Other Forest Oil Annual Meeting Matters -- Legal Matters" in the Registration Statement.

     This opinion is rendered solely for your benefit in connection with the acquisition described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent.


                                       Very truly yours,

                                       /s/ Weil, Gotshal & Manges LLP